EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated March 20, 2006, except for Note 6 and Note 7 for which the date is November 27, 2006 on the financial statements of Victory Renewable Fuels, LLC (a development stage company) as of November 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (April 19, 2005) to November 30, 2005 in the Pre-Effective Amendment No. 2 to Form SB-2 Registration Statement of Victory Renewable Fuels, LLC dated on or about November 28, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
November 28, 2006